EXHIBIT 99.1

PROXYVOTE.COM

You elected to receive shareholder communications and submit voting instructions via the Internet. This e-mail notification contains information specific to your holding(s) in the security identified below. Please read the instructions carefully before proceeding.

This is a NOTIFICATION of the:

2007 LORD ABBETT FUNDS Special Meeting of Stockholders

MEETING DATE: November 9, 2007

For Holders as of: August 15, 2007

CUSIP NUMBER: 543916100

ACCOUNT NUMBER: 3456789012345678901

CONTROL NUMBER: 012345678901

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

http://www.proxyvote.com/0012345678901

Note: If your E-mail software supports it, you can simply click on the above link.

Internet voting is accepted up to 11:59 p.m. (ET) the day before the meeting/cut off date.

To view the documents below, you may need the Adobe Acrobat Reader. To download the Adobe Acrobat Reader, click the URL address below:

http://www.adobe.com/products/acrobat/readstep2.html

The relevant supporting documentations can also be found at the following Internet site(s):

Proxy Statement http://ww3.ics.adp.com/streetlink_data/dirMC0069/saD194.pdf

Reminder Notice http://ww3.ics.adp.com/streetlink_data/dirMC0069/saD199.pdf

If you would like to cancel your enrollment, or change your e-mail address or  PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com

Your InvestorDelivery Enrollment Number is:                               M012345678901

There are no charges for this service. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

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